EXHIBIT 77Q1 (b): On June 12, 2008, the Board of Directors of the fund approved the delegation of its authority to management to effect repurchases, pursuant to management's discretion and subject to market conditions and investment considerations, of up to 10% of the fund's total assets through the current fiscal year ending December 31, 2008. During the period of this report, the fund did not effect any repurchases. Notice is hereby given in accordance with
Section 23(c) of the Investment Company Act of 1940 that the fund may purchase, from time to time, shares of its common stock in the open market.

On June 18, 2008, the Board of Directors of the fund approved changes to the fund's policies and procedures with respect to the disclosure of the fund's portfolio securities permitting the fund to post an uncertified list of portfolio holdings on the Web site at http://www.cohenandsteers.com, no earlier than 15 days after the end of each calendar quarter. The holdings information remains available until the fund files a report on Form N-Q or Form NCSR for the period that includes the date as of which the information is current. In addition to information on portfolio holdings, other fund statistical information may be found on the Cohen & Steers Funds' Web site or by calling 800-330-7348.

On March 18, 2008, the Board of Directors of the fund approved the expansion of the options strategy to permit the fund to write options on custom baskets of securities and customized indexes and to remove any requirement that a fund must hold an exchange-traded fund ("ETF") as a portfolio security in order to write an option on an ETF.

The fund may write covered call options on securities (including securities of ETFs), stock indices or custom baskets of securities that are traded on U.S. or foreign exchanges or over-the-counter (OTC). An option on a security is a contract that gives the purchaser of the option, in return for the premium paid, the right to buy a specified security (in the case of a call option) from the writer of the option at a designated price during the term of the option.An option on a securities index or basket of securities gives the purchaser ofthe option, in return for the premium paid, the right to receive from the sellercash equal to the difference between the closing price of the index or basket of securities and the exercise price of the option.

The fund may write a call option on a security (other than securities of ETFs) only if the option is "covered." A call option on a security written by the fund is covered if the fund owns the underlying security covered by the call. The fund will cover call options on ETFs, stock indices or custom baskets by owning securities whose price changes, in the opinion of the investment manager, are expected to be similar to those of the ETF, index or basket, or in such other manner as may be in accordance with the rules of any exchange on which the option is traded and other applicable laws and regulations. Nevertheless, where the fund covers a call option on an ETF, stock index or custom basket through ownership of securities, such securities may not match the composition of the ETF, index or basket. In that event, the fund will not be fully covered and could be subject to risk of loss in the event of adverse changes in the value of the ETF, index or basket.

The value of the underlying securities, ETFs, indices and baskets on which options may be written at any one time will not exceed 25% of the total managed assets of the fund. The fund will receive a premium for writing a call option, which will increase the fund's realized gains in the event the option expires unexercised or is closed out at a profit. If the value of a security, ETF, index or basket on which the fund has written a call option falls or remains the same, the fund will realize a profit in the form of the premium received (less transaction costs) that could offset all or a portion of any decline in the value of the portfolio securities being hedged. A rise in the value of the underlying security, ETF, index or basket, however, exposes the fund to possible loss or loss of opportunity to realize appreciation in the value of the underlying security, ETF, index or basket.

There can be no assurance that a liquid market will exist when the fund seeks to close out an option position. Trading could be interrupted, for example, because of supply and demand imbalances arising from a lack of either buyers or sellers, or the options exchange could suspend trading after the price has risen or fallen more than the maximum specified by the exchange. In addition, when the fund enters into OTC options (including options on custom baskets of securities), these options are not traded on or governed by the rules of any exchange, and the fund's ability to close out an OTC option is subject to the terms of the option contract and the creditworthiness of the option counterparty. Although the fund may be able to offset to some extent any adverse effects of being unable to liquidate an option position, the fund may experience losses in some cases as a result of such inability.

On March 18, 2008, the Board of Directors of the Corporation approved changes to the Corporation's dividend reinvestment plan (the "Plan").

The fund has a dividend reinvestment plan commonly referred to as an "opt-out" plan. Each common shareholder who participates in the Plan will have all distributions of dividends and capital gains ("Dividends") automatically reinvested in additional common shares by The Bank of New York Mellon as agent (the "Plan Agent"). Shareholders who elect not to participate in the Plan will receive all Dividends in cash paid by check mailed directly to the shareholder of record (or if the shares are held in street or other nominee name, then to the nominee) by the Plan Agent, as dividend disbursing agent. Shareholders whose common shares are held in the name of a broker or nominee should contact the broker or nominee to determine whether and how they may participate in the Plan.

The Plan Agent serves as agent for the shareholders in administering the Plan. After the fund declares a Dividend, the Plan Agent will, as agent for the shareholders, either: (i) receive the cash payment and use it to buy common shares in the open market, on the NYSE or elsewhere, for the participants' accounts or (ii) distribute newly issued common shares of the Fund on behalf of the participants.

The Plan Agent will receive cash from the fund with which to buy common shares in the open market if, on the Dividend payment date, the net asset value ("NAV") per share exceeds the market price per share plus estimated brokerage commissions on that date. The Plan Agent will receive the Dividend in newly issued common shares of the fund if, on the Dividend payment date, the market price per share plus estimated brokerage commissions equals or exceeds the NAV per share of the fund on that date. The number of shares to be issued will be computed at a per share rate equal to the greater of (i) the NAV or
(ii) 95% of the closing market price per share on the payment date.

If the market price per share is less than the NAV on a Dividend payment date, the Plan Agent will have until the last business day before the next ex-dividend date for the common stock, but in no event more than 30 days after the Dividend payment date (as the case may be, the "Purchase Period"), to invest the Dividend amount in shares acquired in open market purchases. If at the close of business on any day during the Purchase Period on which NAV is calculated the NAV equals or is less than the market price per share plus estimated brokerage commissions, the Plan Agent will cease making open market purchases and the uninvested portion of such Dividends shall be filled through the issuance of new shares of common stock from the Fund at the price set forth in the immediately preceding paragraph.

Participants in the Plan may withdraw from the Plan upon notice to the Plan Agent. Such withdrawal will be effective immediately if received not less than ten days prior to a Dividend record date; otherwise, it will be effective for all subsequent Dividends. When a participant withdraws from the Plan or upon termination of the Plan as provided below, certificates for whole common sharescredited to his or her account under the Plan will be issued and a cash payment will be made for any fraction of a common share credited to such account. If any participant elects to have the Plan Agent sell all or part of his or her shares and remit the proceeds, the Plan Agent is authorized to deduct a $15.00 fee plus $0.10 per share brokerage commissions.

The Plan Agent's fees for the handling of reinvestment of Dividends will be paid by the fund. However, each participant will pay a pro rata share of brokerage commissions incurred with respect to the Plan Agent's open market purchases in connection with the reinvestment of Dividends. The automatic reinvestment of Dividends will not relieve participants of any income tax that may be payable or required to be withheld on such Dividends. The fund reserves the right to amend or terminate the Plan. All correspondence concerning the Plan should be directed to the Plan Agent at 800-432-8224.